SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               AVON PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                                   [AVON LOGO]
                             [the company for women]






                                                        March 27, 2001


Dear Shareholder:

     You are cordially invited to attend the 2001 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 3, 2001 in the Grand Salon at the Essex House, 160 Central Park South, New York City.

     The business and operations of Avon will be reviewed at the Annual Meeting. We hope that you will be able to attend.

     Whether or not you plan to attend the Annual Meeting, your vote is important. You can vote by the Internet, by telephone or by completing the enclosed proxy card. Instructions for voting by the Internet or telephone are given on the enclosed proxy card.




                                                        Sincerely yours,

                                                        /s/ ANDREA JUNG
                                                        ------------------------
                                                            Andrea Jung
                                                        Chief Executive Officer

                              AVON PRODUCTS, INC.
                           1345 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10105

                              -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 2001 Annual Meeting of Shareholders of Avon Products, Inc. ("Avon") will be held in the Grand Salon at the Essex House, 160 Central Park South, New York, New York 10019, on Thursday, May 3, 2001 at 10:00 a.m. for the following purposes:

     (1)  To elect three (3) directors to three-year terms expiring in 2004;

     (2) To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Avon's independent accountants for 2001;

     (3) To transact such other business as properly may come before the meeting.

     The Board of Directors has fixed the close of business on March 16, 2001 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

            THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN AND RETURN
        THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED
                   OR TO VOTE BY THE INTERNET OR BY TELEPHONE.



                                                       Ward M. Miller, Jr.
                                                      Senior Vice President,
                                                 Corporate Counsel and Secretary



March 27, 2001
New York, New York

                              AVON PRODUCTS, INC.
                           1345 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10105

                             ---------------------

                                 PROXY STATEMENT

     This Proxy Statement is furnished by and on behalf of the Board of Directors of Avon Products, Inc. ("Avon" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held on May 3, 2001 in the Grand Salon at the Essex House, New York, New York 10019 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about March 27, 2001 to the shareholders of record of Avon on the Record Date, as defined below (the "Shareholders").

     THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED OR TO VOTE BY THE INTERNET OR BY TELEPHONE.

                             SHARES ENTITLED TO VOTE

     Proxies will be voted as specified by Shareholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the Shares represented thereby will be voted FOR election as directors of the nominees listed in this Proxy Statement, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as Avon's independent accountants for 2001. The submission of a signed proxy will not affect a Shareholder's right to attend, and to vote in person at, the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of Avon, executing a proxy bearing a later date or attending and voting in person at the Annual Meeting.

     Only Shareholders of record as of the close of business on March 16, 2001 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 237,621,288 shares of Avon's common stock, par value $.25 per share ("Common Stock"), outstanding ("Shares"). Holders of Shares are entitled to vote cumulatively for the election of directors and to cast one vote per Share on all other matters.

     According to New York law, any corporate action taken at a shareholders meeting is based on the votes cast. "Votes cast" means the votes actually cast "for" or "against" a particular proposal, whether by signed proxy or in person. Therefore, under New York law, abstentions and broker non-votes are not considered in determining whether a proposal is approved by shareholders. Directors are elected by a plurality of the votes cast; shareholder approval of each other proposal to be considered at the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

     In accordance with Company policy, all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders will be kept permanently confidential, except as may be required by law, for all matters other than contested elections. In addition, all proxy cards and other voting materials will be returned by shareholders to an independent vote tabulator, and the tabulation process and results of shareholder votes will be inspected by independent inspectors of election.

                        PROPOSAL 1--ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes as nearly equal in number as possible. Effective from and after the date of the Annual Meeting, the Board has fixed the number of directors at 10 with three directors in the class whose term expires in 2004 (the "Class of 2004"), three directors in the class whose term expires in 2003 (the "Class of 2003") and four directors in the class whose term expires in 2002 (the "Class of 2002"). The terms of three incumbent directors, Edward T. Fogarty, Susan J. Kropf and Maria Elena Lagomasino, will expire at the Annual Meeting. The terms of the other incumbent directors will continue until either the 2002 or 2003 Annual Meeting. Richard S. Barton and Jose Ferreira, Jr., whose terms would otherwise have expired at the Annual Meeting, both resigned as directors, effective in December 2000 and January 2001, respectively. PROPOSAL 1: The Board of Directors has nominated Edward T. Fogarty, Susan J. Kropf and Maria Elena Lagomasino for election to the Class of 2004 at the Annual Meeting, each to serve for a three-year term to expire at the Annual Meeting in 2004.

     All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of directors as specified therein by the Shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Edward T. Fogarty, Susan J. Kropf and Maria Elena Lagomasino to the Class of 2004. Each nominee of the Company has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees will be unable or decline to serve as a director.

     Shareholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Shareholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

     In voting for the election of directors, Shareholders are entitled to vote cumulatively. Each Shareholder is entitled to cast in each election the number of votes equal to the number of Shares held of record by such person, multiplied by the number of directors to be elected in such election. In the election of three directors to the Class of 2004, Shareholders will be entitled, under cumulative voting, to a total of three votes per Share held of record by them, and they may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as they see fit. Shareholders may (but need not) cumulate their votes in the election of directors by indicating the distribution of their votes among the nominees in the space provided on the enclosed proxy card. If votes are not so distributed on the proxy, the persons appointed therein may exercise the right to vote the Shares represented by such proxy cumulatively in such Class election and may distribute the votes represented by suchproxy among one or more of the nominees listed below (or any substitute candidates) for such Class in any manner they see fit.

     Set forth below is certain information furnished to the Company by each nominee and each director continuing in office after the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

     NOMINEES FOR THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM EXPIRING 2004

                    EDWARD T. FOGARTY
                    Director of Avon since 1995           Age: 64
[GRAPHIC OMITTED]
                    Mr. Fogarty is the former Chairman of Tambrands, Inc., the manufacturer of Tampax tampons, and its Chief Executive Officer from May 1994 to September 1997. Previously, he was President, Colgate USA/Canada/Puerto Rico, for the Colgate-Palmolive Company from 1989-1994. From 1983-1989, he was Senior Vice President and General Manager, Consumer Products Division, at Corning Inc. Mr. Fogarty is a director of Goodyear Tire & Rubber Co. and UST, Inc.

--------------------------------------------------------------------------------

                     SUSAN J. KROPF
                     Director of Avon since 1998           Age 52
[GRAPHIC OMITTED]
                     Mrs. Kropf was elected President and Chief Operating Officer of the Company in January 2001, previously having been Executive Vice President and Chief Operating Officer, North America and Global Business Operations, since December 1999. She had been Executive Vice President and President, North America, since March 1997 and a member of the Board of Directors of the Company effective January 5, 1998. She had been appointed President of the Company's New and Emerging Markets in July 1996 and previously was Senior Vice President, Eastern Europe and during 1993 and 1994 Senior Vice President, Global Product Management. Mrs. Kropf joined the Company in 1971 and held various positions in manufacturing, marketing and product development prior to 1993. Mrs. Kropf is a director of The Mead Corporation and the Fragrance Foundation.

--------------------------------------------------------------------------------

                     MARIA ELENA LAGOMASINO
                     Director of Avon since October 2000   Age: 52
[GRAPHIC OMITTED]
                     Ms. Lagomasino is a Managing Director and Co-Head of JP Morgan Private Bank. Prior to the merger of JP Morgan and Chase Manhattan Bank at the end of 2000, she was Senior Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group.Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking, becoming its Global Private Banking Executive in 1997. Prior to 1983 she was a Vice President at Citibank. She is a director of Philips-Van Heusen Corporation and a trustee of Helen Keller International and the Synergos Institute.

================================================================================

   MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 2003

                    STANLEY C. GAULT
                    Director of Avon since 1985           Age: 75
[GRAPHIC OMITTED]

                    Mr. Gault was elected Chairman of the Board of Directors in a non-executive capacity, effective November 4, 1999. Mr. Gault is the former Chairman of the Board of The Goodyear Tire & Rubber Company from June 1991 to June 1996, a manufacturer of tires, chemicals, polymers, plastic film and other rubber products. Mr. Gault was Chief Executive Officer of that Company from June 1991-December 1995. Previously, he was Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated from May 1, 1980 to May 1, 1991. He also is a director of The Timken Company, H. Freedlander, Wal-Mart Stores, Inc. and Vencor, Inc. He is a trustee and Chairman of the Board of The College of Wooster and a director of the National Association of Manufacturers.

--------------------------------------------------------------------------------

                     ANDREA JUNG
                     Director of Avon since 1998           Age 42
[GRAPHIC OMITTED]
                     Ms. Jung was elected Chief Executive Officer of the Company effective November 4, 1999, having previously been President and a member of the Board of Directors since January 5, 1998 and Chief Operating Officer since July 1, 1998. She had been elected an Executive Vice President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously she was Executive Vice President, Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the General Electric Company. She is also a member of the Princeton University Board of Trustees and the Board of Directors of the Cosmetic, Toiletry and Fragrance Association (CTFA) and Catalyst.

--------------------------------------------------------------------------------

                    PAULA STERN, Ph.D
                    Director of Avon since 1997           Age 55
[GRAPHIC OMITTED]
                    Dr. Stern is President of The Stern Group, Inc., an economic analysis and trade advisory firm established in 1988. She is a member of the President's Advisory Committee for Trade Policy and Negotiations (ACTPN). She was Commissioner of the U.S. International Trade Commission from 1978 to 1986, and was its Chairwoman 1984-1986. Dr. Stern is a director of Harcourt General, Wal-Mart Stores, Inc. and The Neiman Marcus Group, Inc. She serves on the board of a number of academic and international organizations.

================================================================================

   MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 2002

                     BRENDA C. BARNES
                     Director of Avon since 1994           Age: 47
[GRAPHIC OMITTED]
                     Ms. Barnes served as interim President of Starwood Hotels from November 1999 through March 2000. Prior to 1998 she served as President and Chief Executive Officer of Pepsi-Cola North America, where she was responsible for the beverage business in the United States and Canada. Ms. Barnes previously held sales, marketing and general management positions at Wilson Sporting Goods, Frito-Lay and Pepsi-Cola in her 22 years with PepsiCo. She is a director of Sears & Roebuck, Inc., The New York Times, TyCom LTD, Lucas Arts Entertainment Co. LLC, Lucas Digital LTD and is Chair of the Board of Trustees for Augustana College.

--------------------------------------------------------------------------------

                     FRED HASSAN
                     Director of Avon since May 1999       Age 55
[GRAPHIC OMITTED]
                     Mr. Hassan is the Chairman and Chief Executive Officer of Pharmacia Corporation, a research based global pharmaceutical company. Prior to assuming this position in February 2001, Mr. Hassan had been Chief Executive Officer of Pharmacia since its creation in March 2000, and before that had been President and Chief Executive Office of Pharmacia & Upjohn, Inc., the predecessor to Pharmacia, since May 1997. Mr. Hassan previously held senior divisional and corporate positions with American Home Products Corporation since 1989, including that of Executive Vice President and Board member. Prior to joining that company, he had held various executive positions with Sandoz Pharmaceuticals Corporation, including CEO of its U.S. operations and research and development. Mr. Hassan is a director of Pharmacia Corporation.


--------------------------------------------------------------------------------

                     ANN S. MOORE
                     Director of Avon since 1993           Age: 50
[GRAPHIC OMITTED]
                    Mrs. Moore is President, The People Magazine Group at Time, Inc. She has executive responsibilities for nine magazines including The Parenting Group, People, InStyle, Teen People, People en Espanol and Real Simple. Mrs. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983. She serves on the boards of a number of non-profit organizations.

--------------------------------------------------------------------------------

                     LAWRENCE A. WEINBACH
                     Director of Avon since May 1999       Age 61
[GRAPHIC OMITTED]
                     Mr. Weinbach is Chairman of the Board, President and Chief Executive Officer of Unisys Corporation, a worldwide information services and technology company. He was elected to that position in September 1997. He previously was Managing Partner--Chief Executive of Andersen Worldwide, a global professional services organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr. Weinbach is a director of Unisys Corporation.

================================================================================

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Company's Board of Directors held eight meetings in 2000. The Board has the following regular committees: Audit Committee, Compensation Committee, Finance and Strategic Planning Committee and Nominating and Corporate Governance Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the Board Committees on which he or she served.

     The Audit Committee, composed of Lawrence A. Weinbach as Chair, Richard S. Barton, Fred Hassan and Paula Stern met three times in 2000. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter which is attached as an appendix to this proxy statement. This Charter was initially adopted by the Board on May 4, 2000 and revised March 6, 2001. In addition, a separate report of the Audit Committee is set forth below.

     The Compensation Committee, composed of Brenda C. Barnes, as Chair, Edward
T. Fogarty, Ann S. Moore, and Paula Stern met four times in 2000. The responsibilities of the Compensation Committee include, in addition to such other duties as the Board may specify: (i) reviewing management's recommendations for compensation of officers of the Company and its affiliates and approving such compensation for all senior officers of the Company; (ii) making recommendations to the Board with respect to compensation for any employee of the Company who also is a director of the Company; (iii) reviewing and approving (or recommending to the Board for approval) the adoption, modification or amendment of employee benefit plans; (iv) reviewing and approving (or recommending to the Board for approval) compensation programs and policies affecting officers and key employees of the Company, including all incentive compensation plans and establishing performance goals and objectives under such plans; (v) administering all of the Company's long-term incentive compensation plans and approving (or recommending to the Board for approval), the grant of awards under such plans including, but not limited to, stock options, restricted stock, performance units, stock bonuses and cash awards;
(vi) reviewing the existing compensation and benefit plans for employees and making recommendations to the Board with respect to changes where warranted; and
(vii) annually assessing the performance of the Company's Chief Executive Officer and such other senior officers as it maydeem appropriate.

     The Finance and Strategic Planning Committee, composed of Edward T. Fogarty, as Chair, Richard S. Barton, Fred Hassan and Stanley C. Gault met three times in 2000. The responsibilities of the Finance and Strategic Planning Committee include, in addition to such other duties as the Board may specify:
(i) reviewing with management on a timely basis significant financial matters of the Company and its subsidiaries, including capital needs, credit ratings, funding activities and investment of surplus funds; (ii) reviewing relationships with the Company's principal lending institutions and investment advisors; (iii) reviewing the financial terms of proposed acquisitions and sales or other dispositions of significant assets or subsidiaries of the Company and making recommendations to the Board as appropriate; (iv) reviewing proposals for and making recommendations to the Board with respect to all offerings of the Company's debt and equity securities; (v) reviewing the funding programs of the Company and providing guidance and general parameters for the Company's debt and lease commitments and total indebtedness; (vi) reviewing the management of the Company's employee benefits trust funds; (vii) approving dividend declarations and such other transactions as may be specifically delegated by the Board;
(viii) approving capital transactions and other project expenditures up to a maximum of Forty Million Dollars ($40,000,000), and periodically reviewing actual principal capital expenditures versus related approved budgeted amounts;
(ix) evaluating the Company's strategic planning process and procedures; (x) working with management and the Board in developing and reviewing the Company's strategic plans; and (xi) analyzing and approving the Company's stated financial objectives.

     The Nominating and Corporate Governance Committee, composed of Ann S. Moore, as Chair, Brenda C. Barnes, Stanley C. Gault and Laurence A. Weinbach met two times in 2000. The responsibilities of the Nominating and Corporate Governance Committee include, in addition to such other duties as the Board may specify, reviewing and making recommendations to the Board, with respect to: (i) Board policies regarding the size and composition of the Board, qualifications for Board membership, and the compensation of non-employee directors; (ii) prospective candidates for Board membership; (iii) candidates to fill vacancies on the Board that occur between annual meetings of shareholders; (iv) the slate of nominees for director to be proposed for election by shareholders at annual meetings; (v) the number of Board committees and their composition; (vi) changes or additions to Board and committee procedures; (vii) policies and procedures with respect to periodically assessing the effectiveness of the Board and Board committees; and (viii) management development and succession planning. Shareholders may submit nominations of candidates for election to the Board of Directors. Additional information regarding the shareholder nomination procedure will be provided upon request to the Secretary of the Company.

     At the end of 2000, following the resignation of Richard S. Barton, Maria Elena Lagomasino replaced him as a member of the Audit Committee and the Finance and Strategic Planning Committee.

     Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as a director. Each non-management director receives an Annual Retainer consisting of $25,000 plus an annual grant of shares of the Company's Common Stock having a market value as of the date of grant of approximately $25,000, based on the average mean price of Common Stock as reported on the New York Stock Exchange for the preceding ten trading days. The first such grant was made immediately after the 1997 Annual Meeting of Shareholders with subsequent grants to be made immediately after future Annual Meetings. All shares so granted to a non-management director will be restricted as to transfer until he or she retires from the Board, but will immediately be entitled to regular dividends and eligible for voting rights similar to all other outstanding shares of Common Stock.

     In addition to the Annual Retainer, each non-management director receives a fee of $1,000 for each special meeting of the Board of Directors and each committee meeting attended, and an annual retainer of $3,000 for acting as Chair of any committee of the Board. The Company has adopted a compensation plan for its non-management directors permitting them by individual election to defer all or a portion of their fees. The value of such deferred fees, depending upon elections made by such director, may increase or decrease proportionately with the price of the Common Stock or earn interest at a rate based on the prime rate.

     Each non-management director receives an annual grant of options to purchase 4,000 shares of the Company's Stock, at an exercise price based on the price of a share of Common Stock as reported on the New York Stock Exchange on the date of grant. The first such grant was made immediately after the 1997 Annual Meeting; additional grants were made immediately after the 1998, 1999 and 2000 Annual Meetings and subsequent grants will be made immediately after future Annual Meetings. Each grant of options will have a ten year term as to exercise but the options covered by any one grant may not be exercisable until one year after the date of such grant.

     Maria Elena Lagomasino is a managing director of JP Morgan Private Bank, a division of JP Morgan Chase, an investment banking firm that will perform services for the Company during the course of 2001, a substantial portion of which would be a continuation of ongoing services regularly provided during 2000.

     Effective as of November 4, 1999, Stanley C. Gault was elected Chairman of the Board of Directors in a non-executive capacity and on that date was granted 200,000 non-qualified stock options.

                               OWNERSHIP OF SHARES

     The following table sets forth certain information as of March 9, 2001 regarding the amount of Common Stock beneficially owned by each director and director nominee of Avon, each named executive (as defined in the introduction to the Summary Compensation Table), and all directors and executive officers of Avon as a group. The table also shows information for holders of more than five percent of the outstanding shares of Common Stock as of January 1, 2001, as set forth in recent filings with the Securities and Exchange Commission. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

                                               AMOUNT AND NATURE OF   PERCENT
           NAME OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP  OF CLASS
           ------------------------            --------------------  ---------
      FMR Corporation (1) .....................    33,362,745         14.0
      The Capital Group Companies (2) .........    18,469,600          7.8
      Morgan Stanley Dean Witter & Co. (3) ....    12,752,100          5.3
      Brenda C. Barnes (4) ....................        33,308            *
      Robert J. Corti (5) .....................       119,769            *
      Edward T. Fogarty (4) ...................        31,794            *
      Stanley C. Gault (4) ....................       171,529            *
      Fred Hassan (4) .........................        19,130            *
      Andrea Jung (6) .........................       529,874            *
      Susan J. Kropf (7) ......................       256,387            *
      Maria Elena Lagomasino ..................           200            *
      Fernando Lezama (8) .....................       209,652            *
      Ann S. Moore (4)(9) .....................        27,702            *
      Paula Stern (4) .........................        18,990            *
      Lawrence A. Weinbach (4) ................         9,630            *
      All directors and executive
        officers as a group [15] ..............     1,547,749(10)        *

----------------

* Indicates less than 1% of the outstanding Shares, inclusive of shares that may be acquired within 60 days of March 9, 2001 through the exercise of stock options.

(1) The address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109; most shares are held by its subsidiary, Fidelity Management and Research Company.

(2) The address of the Capital Group Companies is 333 South Hope Street, Los Angeles, California 90071; most shares are held by its subsidiary, Capital Research and Management.

(3) The address of Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036.

(4) Includes 2,584 restricted shares granted to the indicated non-management director (1,130 shares with respect to Messrs. Hassan and Weinbach) as part of his or her Annual Retainer compensation plus additional restricted shares granted to certain non-management directors upon discontinuance in 1997 of the Directors' Retirement Plan, as follows: Ms. Barnes 4,060 shares, Mr. Fogarty 2,204 shares, Mr. Gault 11,272 shares, and Mrs. Moore 4,812 shares. For all such restricted shares, the director has sole voting but no investment power. In addition, there is included for each indicated non-management director shares which he or she has the right to acquire within 60 days of March 9, 2001 through the exercise of stock options as follows: Messrs. Gault, Hassan and Weinbach, 8,000 shares each and for each other non-management director, 16,000 shares each.

(5) Includes 10,000 shares as to which Mr. Corti has sole voting but no investment power and 92,769 shares as to which Mr. Corti has the right to acquire within 60 days of March 9, 2001 through the exercise of stock options.

(6) Includes 136,700 shares as to which Ms. Jung has sole voting but no investment power and 330,489 shares as to which Ms. Jung has the right to acquire within 60 days of March 9, 2001 through the exercise of stock options.

(7) Includes 40,000 shares as to which Ms. Kropf has sole voting but no investment power and 156,329 shares as to which Ms. Kropf has the right to acquire within 60 days of March 9, 2001 through the exercise of stock options.

(8) Includes 10,000 shares as to which Mr. Lezama has sole voting but no investment power and 107,132 shares as to which Mr. Lezama has the right to acquire within 60 days of March 9, 2001 through the exercise of stock options.

(9) Mrs. Moore shares voting and investment power with her spouse as to some of these shares.

(10) Includes 200 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes 26,568 shares as to which beneficial ownership was shared with others and 910,687 shares which the directors and executive officers as a group have a right to acquire within 60 days of March 9, 2001 through the exercise of stock options.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The Compensation Committee is made up of outside, non-employee members of the Board of Directors whose names are listed at the end of this report. The Committee reviews compensation levels of elected officers, evaluates the performance of the CEO, and approves the policies that govern the compensation programs of the Company's executive officers. This includes reviewing and recommending for approval by non-management directors of the Board specific overall compensation packages for the Chief Executive Officer (CEO), and any other executive officer who is also a member of the Board.

EXECUTIVE COMPENSATION GUIDING PRINCIPLES

     The Company's executive compensation program is designed to attract, motivate and retain the key talent responsible for the Company's long term success, to reward executives for achieving both financial and strategic Company goals and to support the Company's overall business strategy. The guiding principles used in the design of the program are:

     o Total compensation levels must be competitive with the compensation practices of other leading beauty, direct selling and consumer products companies and commensurate with relative shareholder returns and financial performance.

     o Compensation philosophy must be linked to "pay for performance" such that individual compensation awards are commensurate with Company, operating business unit and individual performance.

     o Compensation programs must be designed to balance short- and long-term financial objectives that build shareholder value and reward for team and overall Company performance.

     o Compensation programs should focus executives on the financial objectives that support increased total shareholder returns.

     Working with an independent compensation consulting firm, the Company annually evaluates the compensation of its key executives against a Compensation Peer Group consisting of 15 beauty and consumer goods companies to ensure that our total compensation program is competitive. For compensation of select positions, the Company evaluates against industry companies to better represent the market for the executive talent in specialty functions in which the Company competes. The total target compensation of executive officers is positioned slightly above the median rate of the Compensation Peer Group. The three components of total compensation include base salary, an annual bonus plan named the Management Incentive Plan and long-term incentive compensation.

BASE SALARY

     The midpoints of salary ranges for executive officers are set at the median of the Compensation Peer Group companies. With the Company's pay for performance philosophy, exceptional performers are eligible for salaries above the median of the peer group. Annual salary increases are based on individual performance, job responsibilities, competitive data of the Compensation Peer Group, and the Company's overall salary budget guidelines. Base salaries of executive officers are reviewed annually by the Committee. In 2000, salaries for executive officers overall were slightly ahead of the median of the peer group for similar positions.

MANAGEMENT INCENTIVE PLAN

     The Management Incentive Plan (MIP) provides cash incentive compensation aligned with the short-term performance of the Company. Bonuses range from 0 to 200% of individual target awards, which are set as a percentage of salary by management level. Incentives are payable based upon the degree of attainment of pre-established performance measures set by the Compensation Committee at the beginning of each year.

     For 2000 pre-established performance measures for the CEO and COOs and other Global executive officers were based on the combination of the achievement of Global Net Sales and Earnings Per Share (E.P.S.) objectives, expressed as a matrix, as well as certain key performance indicator objectives. The performance measures for a number of other senior officers also included operating profit objectives and net sales for their business unit.

     The chart below illustrates the weighting of performance objectives assigned to key executives in various categories. The term "OBU" means "Operating Business Unit".


                                                       LOCAL NET SALES
                                    GLOBAL NET SALES      AND LOCAL      OTHER KEY
                                     AND GLOBAL EPS   OPERATING PROFIT  OBJECTIVES
                                    ----------------  ----------------- -----------
CEO and COOs and Global Staff .....        70%                            30%
OBU Heads .........................        30%              40%           30%
GM's, Country MIP Participants ....        20%              50%           30%


     The MIP in 2000 balances local and global results, focuses on revenues as well as earnings, and provides incentive and rewards based on global and business performance. For 2000 the Global matrix target objective was exceeded but one of the other key performance objectives fell below target resulting in an overall performance that was 119.9% of target for Global executives.

LONG-TERM INCENTIVE COMPENSATION

     Effective commencing in the year 2000, the Committee recommended, and the Board of Directors approved, the Avon Products Inc. 2000 Stock Incentive Plan, which plan was approved at the Annual Meeting of Shareholders held May 4, 2000. Pursuant to such Plan awards may be made in the form of non-qualified stock options, incentive stock options, stock appreciation rights, performance units, stock units, and shares of restricted stock. During the course of the year 2000 non-qualified stock options were granted under the Plan to approximately 500 executives. None of the named executives received stock option grants in 2000 as they had received grants in December 1999.

     The principal purpose of the Plan is to provide competitive incentive compensation to senior management of the company that is linked to stock ownership and increase in shareholder value derived from the appreciation in the Company's stock price.

     Under the 2000 Stock Incentive Plan, non-qualified stock options are granted annually for a term of ten years at 100% of the market price on the date of grant. An option may not be exercised earlier than one year after the grant date and generally is thereafter exercisable in cumulative annual portions at the rate of one-third of the total shares covered by the grant.

SENIOR EXECUTIVE COMPENSATION PROGRAM

     As indicated above, the performance based senior executive compensation system principally consists of the Management Incentive Plan (MIP) and the 2000 Stock Incentive Plan. The MIP performance objectives for the Company's highest paid Global officers is evenly weighted 70% for Global Net Sales growth and Global E.P.S. growth within a matrix of such objectives for both 2000 and 2001. With respect to senior officers who are OBU heads, 30% of their objectives are based on such global matrix and 40% on a separate matrix based on the OBU sales and operating profits. The Company has announced long-term growth objectives of 4% to 6% for Global Net Sales growth and 12% to 14% for Global E.P.S. growth. Most analysts who follow the Company's performance place a high degree of importance on the Company's achievement of such objectives. Their attainment over the course of the year

2000 substantially contributed towards an increase in the Company stock price in 2000 as illustrated by the Performance Graph on page 12 of this proxy statement.

     Not only are MIP cash awards strongly linked to the on-going achievement of growth performance objectives but the value of stock options are wholly dependent upon stock price appreciation, appreciation that generally can be attained by a company in the consumer products industry, such as Avon Products, Inc., only by long-term growth in sales and E.P.S.

     Accordingly, the Committee strongly believes that the Company's overall incentive compensation system appropriately focuses the Company's senior executive officers on maintaining the long-term success of the Company.

DETERMINATION OF CEO COMPENSATION

     For 2000, the Compensation Committee approved a CEO Assessment process to establish performance objectives in December for the upcoming year, enabling the most senior level goals to be cascaded throughout the organization. The Corporate objectives set for year 2000 included the achievement of Year 2000 operating objectives, the strengthening of Avon's New Business Development efforts in order to accelerate growth, the enhancement of organizational focus and commitment to Business Process Redesign, and the strengthening of organizational leadership and corporate governance.

     Ms. Jung's salary was set at $900,000 per annum for the year 2000. Her annual incentive compensation bonus for 2000, which had an overall target performance percentage equal to 100% of base salary, was linked to the performance objectives described above under "Management Incentive Plan". The Committee approved an award of 119.9% of her overall bonus target resulting in an award to her of $1,079,370.

     In December, a restricted stock grant of 136,700 shares was awarded to Ms. Jung, no portion of which will vest prior to December 2003.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

     To further support the Company's goal of achieving a strong link between stockholder and executive interests, the Company has adopted stock ownership guidelines for the Company's most senior executives to underscore and encourage executive share ownership. Senior executives are required to own Company stock equal to one to five times their base salary achieved over a five-year period of time. Unexercised stock options are not counted for purposes of meeting the ownership guidelines. Guidelines generally will apply to select senior executives, with ownership targets increasing with the level of responsibility.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

     Pursuant to Section 162(m) of the 1986 Internal Revenue code, a portion of annual compensation payable to any of the company's five highest paid executive officers (apart from stock options) may not be deductible by the company for federal income tax purposes to the extent such officer's overall compensation exceeds $1 million. It is anticipated that non-deferred 2000 compensation payable to several executive officers during 2000 may be slightly in excess of $1 million, inclusive of performance-based incentive compensation. For 2000 the Committee has determined that it retain the discretion of providing its senior executive officers with the opportunity of earning appropriate performance-based incentive compensation notwithstanding that a small portion thereof may not be eligible for a tax deduction under the current Internal Revenue Code laws.



                                                        Brenda C. Barnes, Chair
                                                        Edward T. Fogarty
                                                        Ann S. Moore
                                                        Paula Stern

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                 AVON, S&P 500 INDEX, AND INDUSTRY COMPOSITE(2)

                               [GRAPHIC OMITTED]

     Assumes $100 invested on December 29, 1995 (last trading day of 1995) in Avon Common Stock, the S&P 500 Index and the Industry Composite. The dollar amounts indicated in the graph above and in the chart below are as of December 31 or the last trading day in the year indicated.


                               1995        1996      1997      1998      1999      2000
                               ----        ----      ----      ----      ----      ----
Avon                           $100.0     $153.3    $170.3    $250.2    $190.3    $281.3
S&P 500                         100.0      121.5     159.2     203.9     246.7     224.3
Industry Composite(2)           100.0      131.2     189.9     213.6     249.6     197.8

---------

(1) Total Return assumes reinvestment of dividends at the closing price at the end of each quarter.

(2) Industry Composite includes Alberto-Culver, Campbell Soup, Clorox, Colgate Palmolive, Dial, Dole Food, Estee Lauder, General Mills, Gillette, Heinz, Hershey Foods, Procter & Gamble, and Revlon.

                                TABLES AND PLANS

     This section of the proxy statement discloses fiscal 2000 plan and non-plan compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and, of the Company's other executive officers during fiscal 2000, each of the four persons who were most highly compensated in fiscal 2000 (together, these persons are sometimes referred to as the "named executives").

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                              -----------------------------    ------------------------------
                                                                                           SECURITIES
                                                                     OTHER     RESTRICTED UNDERLYING  LONG-TERM    ALL
                                                                     ANNUAL      STOCK     OPTIONS/   INCENTIVE    OTHER
                                               SALARY    BONUS    COMPENSATION  AWARDS      SARs       PAYOUTS  COMPENSATION
       NAME AND POSITION              YEAR      ($)       ($)         (2)        ($)(3)      (#)         ($)       ($)(4)
       -----------------              ----     ------    ------   ------------  --------- ----------- --------- ------------
Andrea Jung(1) ....................   2000    897,536  1,079,370     60,259    5,400,000          0          0   40,389
  President and                       1999    671,097    512,256                       0    350,000  1,170,881   30,199
  Chief Executive  Officer            1998    550,000    629,899               3,847,500    105,484          0   17,149

Susan J. Kropf(1) .................   2000    548,493    494,711                       0          0          0   24,682
  Executive Vice President            1999    475,665    276,708                       0    110,000    733,260   21,405
  and Chief Operating                 1998    450,000    513,447               1,822,500     25,634          0   13,451
  Officer, North America

Jose Ferreira, Jr.(1) .............   2000    548,493    494,711                       0          0          0   40,871
  Executive Vice President            1999    479,333    446,078                       0    110,000    412,178   35,980
  and Chief Operating                 1998    410,000    514,529               1,215,000     22,786          0   16,589
  Officer, International

Fernando Lezama ...................   2000    508,445    572,886                       0          0          0        0
  Executive Vice President,           1999    485,333    238,599                       0     60,833   370,594         0
  Asia  Pacific                       1998    461,100    345,742                 911,250     22,786          0        0

Robert J. Corti ...................   2000    374,548    315,745                       0          0          0   16,855
  Executive Vice President            1999    335,617    203,193                 870,000     58,833    363,711   15,103
  and Chief Financial
  Officer

---------------

(1) Effective as of January 15, 2001, Ms. Kropf was elected President and Chief Operating Officer, Ms. Jung was elected Chief Executive Officer and Mr. Ferreira resigned as an officer of the company.

(2) This column would include the value of certain personal benefits only where the value is greater than the lower of $50,000 or 10% of an executive's Salary and Bonus for the year. Such threshold was not exceeded for any of the named executives, other than Ms. Jung for whom the Company reimbursed her home security system ($19,013), financial planning and tax preparation services ($25,107), and the cost of a leased automobile ($16,139).

                                             (Footnotes continued on next page)

(3) The dollar amount shown equals the number of shares of restricted stock granted, multiplied by stock price on grant date. The following table presents information regarding aggregate holdings of restricted stock at January 5, 2001 for the named executives. Dividends on these shares are paid at the same time as those on the Company's unrestricted stock. In the event of a change of control, all shares of restricted stock would be cashed out.

                           HOLDINGS OF RESTRICTED SHARES AT 1/5/01
                      -----------------------------------------------
                          NUMBER OF                 AGGREGATE MARKET
                         RESTRICTED   TOTAL NUMBER      VALUE OF
                       SHARES GRANTED OF RESTRICTED RESTRICTED SHARES
NAME                   IN FISCAL 2000  SHARES HELD    AT 1/5/01(A)
----                  --------------- ------------- -----------------

Ms. Jung ...............   136,700      136,700        6,544,512
Ms. Kropf ..............         0            0                0
Mr. Ferreira ...........         0            0                0
Mr. Lezama .............         0            0                0
Mr. Corti ..............         0       20,000          957,500

-----------

     (a) "Market Value" is determined by reference to the per share closing price on December 31, 2000 ($47.875).

(4) The amounts in this column include the following: (i) Company matching contributions to the Employees' Savings and Stock Ownership Plan and/or Deferred Compensation Plan--Ms. Jung $40,389, Ms. Kropf $24,682, Mr. Ferreira $24,567, and Mr. Corti $16,855;(ii) above-market portion of interest earned on deferred compensation--Mr. Ferreira $16,304. In addition, not included in this column, Mr. Ferreira received an aggregate relocation, overseas housing and cost-of-living allowance totalling $222,048.

OPTION GRANTS

     No options to purchase shares of the Company's Common Stock were granted to any of the named executives in Fiscal 2000. Each of them had been granted options in December 1999, information on which was set forth in the proxy statement for the Annual Meeting of Shareholders held May 4, 2000.

OPTION EXERCISES AND VALUES

     This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 2000 and the value of unexercised options held at December 31, 2000.

                   AGGREGATED OPTION EXERCISES IN FISCAL 2000
                     AND 2000 FISCAL YEAR-END OPTION VALUES


                                               NUMBER OF SECURITIES UNDERLYING  VALUES OF UNEXERCISED IN-THE-MONEY
                      SHARES ACQUIRED VALUE   UNEXERCISED OPTIONS AT FY-END (#)      OPTIONS AT FY-END ($)(2)
                       ON EXERCISE   REALIZED --------------------------------  ----------------------------------
NAME                       (#)        ($) (1)    EXERCISABLE   UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
----                  -------------- -------- --------------- ----------------  --------------   -----------------
Ms. Jung ..............    10,000      278,750     282,204        278,584          5,054,932         3,164,448
Ms. Kropf .............         0            0     141,117         81,877          3,170,527         1,017,747
Mr. Ferreira ..........     9,448      205,849     104,153         80,829          1,574,114         1,001,508
Mr. Lezama ............    52,000    1,521,674      94,536         48,151          1,487,752           601,226
Mr. Corti .............         0            0      83,950         44,465          1,667,083           542,493

------------

(1) Value Realized is calculated as follows: [(Per Share Closing Sale Price on Date of Exercise)-(Per Share Exercise Price)] x Number of Shares for which the Option was exercised.

(2) Value of Unexercised, In-the-Money Options at 12/31/00 is calculated as follows: [(Per Share Closing Sale Price on 12/31/00)-(Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing price on 12/31/00 was $47.875.

                    RETIREMENT, DEATH AND SEVERANCE BENEFITS

     Three of the named executives accrue retirement benefits under a Supplemental Executive Retirement Plan (the "Supplemental Plan") which is described below, namely Ms. Jung, Ms. Kropf and Mr. Corti. Benefits under the Supplemental Plan are based on the average of a participant's three highest years compensation during the ten years of service prior to retirement and the number of years of creditable service. Such compensation includes base salary and annual incentive bonuses. Benefits payable under the Supplemental Plan are offset by benefits payable to the participant under the Company's Employees' Retirement Plan (the "Retirement Plan"). The following table shows the estimated annual retirement benefits for a life annuity under the Supplemental Plan (inclusive of benefits payable by the Retirement Plan) for participants retiring at age 65 whose three year average compensation and years of service at retirement would be in the classification shown.

                ESTIMATED ANNUAL RETIREMENT ALLOWANCES AT AGE 65


   AVERAGE OF THREE
    HIGHEST YEARS'                              YEARS OF CREDITABLE SERVICE
  ANNUAL COMPENSATION           ------------------------------------------------------------
   IN LAST TEN YEARS               15           20           25           30           35
 ---------------------          -------      --------     --------     --------     --------
     $  500,000 .............    150,000      200,000      250,000      275,000      300,000
        600,000 .............    180,000      240,000      300,000      330,000      360,000
        700,000 .............    210,000      280,000      350,000      385,000      420,000
        800,000 .............    240,000      320,000      400,000      440,000      480,000
        900,000 .............    270,000      360,000      450,000      495,000      540,000
      1,000,000 .............    300,000      400,000      500,000      550,000      600,000
      1,100,000 .............    330,000      440,000      550,000      605,000      660,000
      1,200,000 .............    360,000      480,000      600,000      660,000      720,000
      1,300,000 .............    390,000      520,000      650,000      715,000      780,000
      1,400,000 .............    420,000      560,000      700,000      770,000      840,000
      1,500,000 .............    450,000      600,000      750,000      825,000      900,000

     As of December 31, 2000, Ms. Jung had an average three year compensation of $1,132,393 and 7 years of creditable service; Ms. Kropf had an average three year compensation of $836,795 and 30 years of creditable service; and Mr. Corti had an average three year compensation of $554,841 and 24 years of creditable service. Mr. Ferreira who resigned in January 2001 will receive aggregate retirement benefits that are based on the above table with 24 years of creditable service and average three year compensation of $983,645.

     The retirement benefits of Mr. Lezama, who is a resident of Mexico, are determined under a plan provided for the Company's overseas executives, which is similar to the Supplemental Plan. Benefits payable under such plan are offset by benefits payable to him under local government and Avon-sponsored plans in Mexico. As of December 31, 2000, Mr. Lezama's estimated aggregate retirement benefits for a life annuity are indicated by the above table based on 35 years of service and an average final three-year compensation of $688,234.

CONTRACTS WITH EXECUTIVES

     The Company has employment contracts ("Employment Contracts") with four of the named executives, namely Ms. Jung, Ms. Kropf, Mr. Ferreira and Mr. Corti.

     The Employment Contracts provide that if the executive's employment is terminated without cause, the executive generally shall receive a payment equal to the sum of: (i) the present value of the executive's Base Salary for a period equal to two or three years (depending upon the executive's position at the Company); (ii) continuation of benefits for two or three years (depending upon the executive's position at the Company); and (iii) a bonus payment in an amount not to exceed the executive's target annual bonus for the year of termination. Mr. Ferreira is receiving severance payments inclusive of amounts provided by such a contract.

     The Employment Contracts also provide that upon the executive's actual or constructive termination of employment in connection with the occurrence of certain change of control or potential change of control events (as defined in the Employment Contracts), the executive will receive payment of an amount equal to the sum of: (a) up to three years' salary and bonus, (b) the present value of three years' insurance and fringe benefits, and (c) the cash-out value of all then outstanding stock options, and Restricted Shares. Assuming an actual or potential change of control had occurred on January 2, 2001 and with termination of the executives immediately thereafter, Ms. Jung would receive $5,938,000; Ms. Kropf would receive $3,134,000; and Mr. Corti would receive $2,102,000 plus, the amounts referred to in (b) and (c) above.

     The Employment Contracts also provide for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and for any income and excise taxes incurred in connection with such reimbursement. The actual amount of such reimbursements is difficult to determine due to, among other things, (i) the number of variables involved, such as the price of the Common Stock at relevant times and the circumstances and timing of any termination, and (ii) uncertainties regarding the application of the relevant tax rules.

AUDIT COMMITTEE REPORT

     The basic function of the Audit Committee is oversight. The Company's management is responsible for preparing the Company's financial statements and its outside independent accountants are responsible for auditing those financial statements. Management, including its finance and internal audit staffs, is responsible for the fair presentation of the information set forth in such financial statements in conformity with generally accepted accounting principles, and for maintaining an effective internal control system. The independent accountants' responsibility is to provide their opinion, based on their audits, that the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.

     In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (which includes, among other items, matters related to the conduct of the audit of the Company's financial statements), and Statement on Auditing Standards No. 90, Audit Committee Communications (which includes the accountants' judgments about the quality, not just the acceptability, of the Company's accounting principles and estimates underlying the financial statements).

     The Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees (which relates to the accountants' independence from the Company and its related entities), has considered whether the provision of non-audit services by the independent accountants to the Company is compatible with maintaining the auditor's independence and has discussed with the accountants the accountants' independence, including any relationships that may impact their objectivity and independence.

     Based upon the reports and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.



                                               Lawrence A. Weinbach, Chairman
                                               Fred Hassan
                                               Maria Elena Lagomasino
                                               Paula Stern

       PROPOSAL 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Unless otherwise directed by the Shareholders, proxies will be voted for ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of PricewaterhouseCoopers LLP, Certified Public Accountants, as independent accountants for the year 2001. PricewaterhouseCoopers LLP began auditing the accounts of the Company in 1989. If the appointment of PricewaterhouseCoopers LLP is not ratified by the Shareholders, the Audit Committee will reconsider its recommendation. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

AUDIT FEES

     The aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $3.0 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     PricewaterhouseCoopers LLP did not render to the Company information technology services relating to financial information systems design and implementation during the fiscal year ended December 31, 2000.

ALL OTHER FEES

     The aggregate fees, including out-of-pocket expenses, for services rendered by PricewaterhouseCoopers LLP to the Company, other than the services described under the two captions above, during the fiscal year ended December 31, 2000 were approximately $8.8 million. Of this amount, (i) approximately $4.3 million represents human resource benefits-related services (outsourced human resources benefits call center, communications and administration), of which $1.4 million was paid by unconsolidated entities such as Avon's Retirement Plan trust and 401k Savings Plan; (ii) approximately $1.4 million represents a global tax planning study which will be completed in 2001; (iii) approximately $1.4 million represents miscellaneous tax services, including expatriate tax services, provided to the Company's worldwide locations; (iv) approximately $.6 million represents pension audits and statutory audits of the Company's international subsidiaries that were required by local jurisdictions but not necessary to support the audit of the Company's financial statements; and (v) approximately $1.1 million represents other services such as management consulting services ($.6 million) and insurance claim support services ($.3 million).

     With respect to the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants, Shareholders may direct that their votes be cast for or against such proposal, or may abstain, by marking the appropriate box on the proxy card.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 2001.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

                             SOLICITATION OF PROXIES

     The cost of the solicitation of proxies on behalf of Avon will be borne by Avon. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., Inc. at a fee estimated not to exceed $20,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Any proposal that a Shareholder may desire to have included in the Company's proxy material for presentation at the 2002 Annual Meeting must be received by the Company at Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105, Attention: Secretary, on or prior to November 23, 2001.

     Upon the written request of any Shareholder to the Shareholder Relations Department (Attention: Marilyn Reynolds) at the address listed above (telephone number 212-282-5619), the Company will provide without charge a copy of its Annual Report on Form 10-K for 2000, as filed with the Securities and Exchange Commission.



                                          By Order of the Board of Directors


                                          Ward M. Miller, Jr.
                                          Senior Vice President,
                                          Corporate Counsel and Secretary

March 27, 2001
New York, New York

--------------------------------------------------------------------------------
     If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your Shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your Shares.
--------------------------------------------------------------------------------

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

                               MORROW & CO., INC.
                                 445 Park Avenue
                            New York, New York 10022
                                 (212) 754-8000

                          Call Toll-Free 1-800-662-5200

                                                                       APPENDIX

                               AVON PRODUCTS, INC.
                             AUDIT COMMITTEE CHARTER
                              REVISED MARCH 6, 2001

PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee (1) the Company's financial reporting process and systems of internal controls regarding finance and accounting compliance; (2) the independence and performance of the Company's independent accountants and internal audit staff; and (3) the integrity of the Company's financial statements and financial reports.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent accountants as well as anyone in the Company. The Board and the Committee are to represent the Company's shareholders; accordingly, the independent accountants are accountable to the Board and the Committee. The Board and the Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (including the appointment of the independent accountants to be proposed for shareholder ratification in any proxy statement).

COMPOSITION AND MEETINGS

     The Committee will be comprised of three or more outside directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the New York Stock Exchange (NYSE). The members of the Committee will be appointed at least annually by the Board, with one of the members appointed as Committee Chair.

     The Committee is to meet at least three times annually and more frequently as circumstances dictate. The Committee is to meet in separate executive sessions with the Company's Chief Financial Officer, independent accountants and internal audit at least once each year and at other times when considered appropriate.

RESPONSIBILITIES

     In performing its oversight responsibilities, the Committee will:

     1. Review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

     2. Make recommendations to the Board with respect to the appointment of independent accountants.

     3. Review and approve the timing and scope of the independent accountants' audit examination and the related fees, and discuss with the independent accountants issues that may impact audit effectiveness.

     4. Review the audit results, including any material comments and recommendations on internal controls or accounting matters by the Company's independent accountants and the Company's responses thereto.

     5. Review the scope and effectiveness of internal auditing activities and significant internal audit findings.

     6. Review material changes in, and overall compliance with, accounting and financial reporting requirements, policies and procedures.

     7. Annually review compliance by Company employees with the Company's policy on standards of business conduct and the expense accounts of senior management.

     8. Review the scope and effectiveness of internal accounting controls with the Company's financial management and independent accountants.

     9. Review the Company's audited financial statements to be included in its Annual Report and recommend their approval to the Board.

     10. Prior to release of annual earnings, review the financial results with Company management and independent accountants.

     11. Prior to the filing of each quarterly report or Form 10-Q, review with management and the independent accountants any matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61 and SAS No. 90; such review may be conducted by the Chair of the Committee, or in his or her absence, any other Committee member.

     12. Review and approve non-audit services to be performed by the independent accountants and the related fees. It shall consider whether the provision by the independent accountants of financial information systems design and implementation services and of all other non-audit services to the Company is compatible with maintaining the independence of such accountants.

     13. Obtain from the independent accountants and review on an annual basis a formal written statement delineating all relationships between the independent accountants and the Company that might bear on the independence of the accountants, consistent with Independence Standards Board Standard No. 1.

     14. Engage in a dialogue with the independent accountants about any disclosed relationships or services that may impact their objectivity and independence and, when appropriate in the judgment of the Committee, take appropriate action in response to the accountants' disclosure to satisfy itself and the Board of the accountants' independence.

     15. Report to the Board on Audit Committee activities and significant issues.

     The basic function of the Audit Committee is oversight. The Company's management is responsible for preparing the Company's financial statements and its outside independent accountants are responsible for auditing those financial statements. Management, including its finance and internal audit staffs, is responsible for the fair presentation of the information set forth in such financial statements in conformity with generally accepted accounting principles, and for maintaining an effective internal control structure. The independent accountants' responsibility is to provide their opinion, based on their audits, that the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Avon in conformity with generally accepted accounting principles. However, it is not the duty of the Audit Committee, or any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company's compliance with applicable laws and regulations.

                                  [AVON LOGO]

                              the company for women

                                   P R O X Y

                              AVON PRODUCTS, INC.

            PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         VOTING INSTRUCTION CARD TO CHASE MANHATTAN BANK, N.A., TRUSTEE
                   AND FIDELITY MANAGEMENT TRUST CO., TRUSTEE

The undersigned hereby appoints Robert J. Corti, Ward M. Miller, Jr. and C. Richard Mathews, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company's Common Stock (the "Shares") owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held on May 3, 2001, and at any adjournments or postponements thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to Chase Manhattan Bank, N.A., Trustee, and Fidelity Management Trust Co., Trustee, to vote shares of the common stock of the Company allocated, respectively, to accounts the undersigned may have under the Avon Products, Inc. Personal Savings Account Plan or the Avon-Mirabella/Lomalinda Employees Savings Plan, and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card. Unless your card is received by May 1, 2001, and unless you have specified your directions, your shares cannot be voted by the Trustees.

IF NO SPECIFICATION IS MADE ON THE REVERSE SIDE OF THIS CARD:

O ALL SUCH SHARES OWNED OF RECORD BY THE UNDERSIGNED WILL BE VOTED FOR THE ELECTION OF NOMINEES PROPOSED FOR ELECTION AS DIRECTORS AND FOR PROPOSAL 2.

O ALL SUCH SHARES ALLOCATED UNDER THE AVON PRODUCTS, INC. PERSONAL SAVINGS ACCOUNT PLAN AND THE AVON-MIRABELLA/LOMALINDA EMPLOYEES SAVINGS PLAN WILL NOT BE VOTED.

                       NOMINEES FOR ELECTION AS DIRECTORS

CLASS OF 2004: 01. EDWARD T. FOGARTY, 02. SUSAN J. KROPF AND 03. MARIA ELENA LAGOMASINO

Instruction for Cumulative Voting for the Class of 2004: Unless otherwise specified below, this proxy/instruction card shall authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 2004 listed above, as such proxies shall determine in their sole and absolute discretion, in order to maximize the number of such nominees elected to such class of Avon's Board of Directors. To specify a method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominees(s) in the space below.

                                                                 ---------------
                                                                 | SEE REVERSE |
                                                                 |    SIDE     |
                                                                 ---------------

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^




                                  [AVON LOGO]



                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 3, 2001
                                   10:00 A.M.
                                THE GRAND SALON
                               AT THE ESSEX HOUSE
                             160 CENTRAL PARK SOUTH
                               NEW YORK, NEW YORK

                                                              |
----- PLEASE MARK YOUR                                        |           1305
| X | VOTES AS IN THIS                                        |
----- EXAMPLE                                                 |--------


--------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------
                   FOR       WITHHELD
1. PROPOSAL 1    -------     -------
   Election of   |     |     |     |
   Directors to  |     |     |     |
   the Class of  -------     -------
   2004 (See
   reverse)


                              FOR       AGAINST     ABSTAIN
 2. PROPOSAL 2.             -------     -------     -------
    Ratification of         |     |     |     |     |     |
    the appointment of      |     |     |     |     |     |
    PricewaterhouseCoopers  -------     -------     -------
    as Avon's independent
    accountants.

Annual Report--Mark here to discontinue mailing of ------- annual report to shareholders for this account (for | |
multiple account holders only).                      |     |
                                                     -------

--------------------------
To withhold authority for any nominee(s) for the Class of 2004, write the name(s) of such nominee(s) in the space provided above.

--------------------------------------------------------------------------------


                              PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY!

                              Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



                              --------------------------------------------------


                              --------------------------------------------------
                               SIGNATURE(S)                          DATE


THIS PROXY REVOKES ALL PRIOR DATED PROXIES. THE SIGNER HEREBY ACKNOWLEDGES RECEIPT OF AVON'S PROXY STATEMENT DATED MARCH 27, 2001.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^



                                  [AVON LOGO]



In addition to voting by mail, we now offer two new cost-effective and convenient ways to vote your shares. You may now vote 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 12 A.M. NEW YORK TIME, MAY 3rd.

After you have read the accompanying proxy statement, please vote using one of the following methods:

By Telephone:

1. Call 1-877-PRX-VOTE (1-877-779-8683), toll-free, from a touchtone telephone (outside the U.S. and Canada, call 201-536-8073).

2. Enter your control number located in the box above, just below the perforation.

3.   Follow the recorded instructions.


By Internet:

1.   Log onto internet and type http://www.eproxyvote.com/avp.

2. Enter your control number, located in the box above, just below the perforation.

3.   Follow the on-line instructions.


By Mail:

1. Mark, sign and date your proxy/instruction card, and return it promptly in the enclosed return envelope. If you are voting by telephone or the Internet, please do not mail your proxy.